EXHIBIT 10.1

EXECUTION COPY

THIRD AMENDMENT TO
FOURTH AMENDED AND RESTATED ADVISORY AGREEMENT

This THIRD AMENDMENT TO THE FOURTH AMENDED AND RESTATED ADVISORY AGREEMENT (this “Amendment”) is entered into and shall become effective as of May 6, 2020, by and among Global Net Lease, Inc., a Maryland corporation (the “Company”), Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and Global Net Lease Advisors, LLC, a Delaware limited liability company (the “Advisor”).

RECITALS

WHEREAS, the Company, the Operating Partnership and the Advisor previously entered into that certain Fourth Amended and Restated Advisory Agreement, dated as of June 2, 2015 (as amended by (i) the First Amendment thereto dated as of August 14, 2018 and (ii) the Second Amendment thereto dated as of November 6, 2018, the “Advisory Agreement”);

WHEREAS, the Company, the Operating Partnership and the Advisor desire to make certain clarifying amendments to the Advisory Agreement to clarify the timing of the calculation and reconciliation of the Incentive Compensation (as defined in the Advisory Agreement);

WHEREAS, in light of the unprecedented market disruption resulting from the COVID-19 pandemic, the Company, the Operating Partnership and the Advisor acknowledge that the existing Incentive Compensation hurdles may not be attainable in the short term; and

WHEREAS, in order to provide the Advisor an appropriate incentive as the Company works to minimize the adverse impact on its business resulting from the COVID-19 pandemic, the Conflicts Committee of the Board of Directors of the Company desires to adopt a new and temporary incentive compensation program for the quarterly periods ending June 30, 2020, September 30, 2020 and December 31, 2020, respectively.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Addition of new definition of “Incentive Compensation Period”. The following definition of “Incentive Compensation Period” shall be added to Section 1 of the Advisory Agreement:

““Incentive Compensation Period” means the annual period beginning on July 1st and ending on June 30th of the following year.”

016412.49108.003.05

2.
Definition of Core AFFO. Section 1 is amended by deleting, the definition of Core AFFO in its entirety and replacing with the following (so as to add the phrase “for the applicable period” into this definition):

““Core AFFO” means for the applicable period Net Income adjusted for the following items (to the extent they are included in Net Income): (a) real estate related depreciation and amortization; (b) Net Income from unconsolidated partnerships and joint ventures; (c) one-time costs that the Advisor deems to be non-recurring; (d) non-cash equity compensation (other than any Restricted Share Payments); (e) other non-cash income and expense items; (f) non-cash dividends related to the Class B Units of the Operating Partnership and certain non-cash interest expenses related to securities that are convertible to Common Stock; (g) gains (or losses) from the sale of Investments; (h) impairment losses on real estate; (i) acquisition and transaction related costs; (j) straight-line rent; (k) amortization of above and below market leases and liabilities; (l) amortization of deferred financing costs; (m) accretion of discounts and amortization of premiums on debt investments; (n) mark-to-market adjustments included in Net Income; (o) unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, (p) consolidated and unconsolidated partnerships and joint ventures; and (q) Incentive Compensation.”

3.	Amendment to Section 6(e)(i). Section 6(e)(i) of the Advisory Agreement is hereby deleted in its entirety and replaced as follows:

“fifty percent (50%) of the Incentive Compensation will be payable in Restricted Shares (each a “Restricted Share Payment”); provided, however, the percentage of the Incentive Compensation payable in Restricted Shares is subject to the following: (1) the ownership of such shares by the Advisor does not violate the limit on ownership of Common Stock set forth in the Company’s Governing Instruments, after giving effect to any waiver from such limit that the Board may grant (in its sole absolute discretion) to the Advisor in the future, (2) the Company’s issuance of such shares to the Advisor complies with all applicable restrictions, registration requirements or exemptions therefrom under U.S. federal securities laws and the rules of The New York Stock Exchange and (3) although the Restricted Shares will be considered fully vested when paid, those Restricted Shares paid in each Restricted Share Payment shall be subject to a lockup on resale that will be released in equal one third installments on each anniversary of the applicable Restricted Share Payment, and, to the extent any Restricted Shares are required to be forfeited pursuant to Section 6(e)(vi), the forfeiture will occur automatically without any further action required by the Advisor or the Company and the number of Restricted Shares subject to the lockup on resale that will be released in equal one third installments on each anniversary of the applicable Restricted Share Payment will be reduced pro rata to reflect the forfeiture. On each issuance, the Advisor will enter into a lockup letter with the Company in substantially the form attached hereto as Exhibit A. The Advisor shall be entitled to receive all dividends and other distributions paid in respect of all such Restricted Shares whether or not such Restricted Shares are then subject to the restriction contained in the lockup letter evidencing all of the requirements of this Section 6(e)(i); and”

4.	Incentive Compensation Periods. Notwithstanding anything to the contrary contained herein:

a.
For the period beginning July 1, 2019 and ending June 30, 2020, the Incentive Compensation Period shall be modified to be that period beginning July 1, 2019 and ending March 31, 2020 (the “2019-20 Incentive Compensation Period”).

b.
There shall be an Incentive Compensation Period beginning April 1, 2020 and ending December 31, 2020 (the “COVID-19 Response Incentive Compensation Period”), unless otherwise extended by the written consent of the Operating Partnership and the Company (which shall require the approval of the Board and a majority of the Independent Directors) and agreed upon by the Advisor.

c.
For the period which would otherwise begin July 1, 2020 and end June 30, 2021, such Incentive Compensation Period shall be modified to be that period beginning January 1, 2021 and ending June 30, 2021 (the “2020-21 Incentive Compensation Period”).

d.
Following the 2020-21 Incentive Compensation Period, each Incentive Compensation Period shall have the meaning set forth in Section 1 hereof (i.e. the annual period beginning on July 1st and ending on June 30th).

5.	Amendment to Section 6(d). Section 6(d) of the Advisory Agreement amended by is hereby deleted in its entirety and replaced as follows:

“The Incentive Compensation shall be based on the Core AFFO for the entire applicable period but shall be paid in quarterly installments based on the Core AFFO generated for the applicable quarter just ended, subject to a final year-end adjustment as set forth in Section 6(e)(vi), as the Board (including a majority of the Independent directors) shall reasonably determine. The Advisor shall compute each installment of the Incentive Compensation within forty-five (45) days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Advisor to calculate such installment shall thereafter promptly be delivered to the Board and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is fifteen (15) Business Days after the date of delivery to the Board of such computations. Notwithstanding anything herein to the contrary, if the Company fails to pay dividends previously authorized by the Board (in good faith and in accordance with applicable law) and as has been announced to the public due to a legal prohibition or primarily as a result of an action or inaction of the Advisor, the Company shall have no obligation to pay the Incentive Compensation to the Advisor for so long as the Company remains unable to pay dividends; provided, however, that for the avoidance of doubt, the Incentive Compensation due to the Advisor during such period shall be paid to the Advisor promptly, and in any event within five (5) business days, following the date on which the Company is no longer prohibited from paying such dividends.”

6.
Definition of Incentive Fee Lower Hurdle and Incentive Fee Upper Hurdle. The definitions of “Incentive Fee Lower Hurdle” and “Incentive Fee Upper Hurdle” are hereby deleted in their entirety and replaced as follows:

““Incentive Fee Lower Hurdle” means:

(i)	for the 2019-20 Incentive Compensation Period, $1.6875 per share in the aggregate and $0.5625 per share per quarter;

(ii)	for the COVID-19 Response Incentive Compensation Period, $1.35 per share in the aggregate and $0.45 per share per quarter;

(iii)	for the 2020-21 Incentive Compensation Period, $1.125 per share in the aggregate and $0.5625 per share per quarter; and

(iv)	for the Incentive Compensation Period beginning July 1, 2021, $2.25 per share in the aggregate and $0.5625 per share per quarter.

“Incentive Fee Upper Hurdle” means:

(i)	for the 2019-20 Incentive Compensation Period, $2.19 per share in the aggregate and $0.73 per share per quarter;

(ii)	for the COVID-19 Response Incentive Compensation Period, $1.75 per share in the aggregate and $0.583 per share per quarter;

(iii)	for the 2020-21 Incentive Compensation Period, $1.46 per share in the aggregate and $0.73 per share per quarter; and

(iv)	for the Incentive Compensation Period beginning July 1, 2021, $2.92 per share in the aggregate and $0.73 per share per quarter.”

7.	Amendment to Section 6(e)(iii). Section 6(e)(iii) of the Advisory Agreement is hereby deleted in its entirety and replaced as follows:

“Commencing with the Incentive Compensation Period on July 1, 2021, and no later than June 30th immediately before that Incentive Compensation Period and each Incentive Compensation Period thereafter, a majority of the Independent Directors, in their good faith reasonable judgment, after consultation with the Advisor and the Company’s management, shall set the Incentive Fee Escalator for each of the Incentive Fee Hurdles and make the adjusted Incentive Fee Hurdles known to the Advisor by delivery of written notice of the same. The Incentive Fee Hurdles as so increased by an Incentive Fee Escalator shall take effect at the start of the next Incentive Compensation Period) and shall remain in effect until again so increased. For the avoidance of doubt, the Incentive Fee Hurdles shall not be increased by the Incentive Fee Escalator until the start of the fiscal quarter of the Company beginning on July 1, 2021.”

8.	Amendment to Section 6(e)(vi). Section 6(e)(vi) of the Advisory Agreement is hereby deleted in its entirety and replaced as follows:

““Reconciliation. No later than August 31st of each calendar year during the term hereof (the “Outside Reconciliation Date”), the Advisor shall calculate and provide to the Company a reconciliation showing the difference, if any, between the amount of the Incentive Compensation paid to the Advisor on a quarterly basis in the immediately preceding Incentive Compensation Period and the amount of Incentive Compensation due, if any, based on the aggregate Core AFFO for the applicable period (the “Annual Incentive Calculation”). If, subject to dispute as set forth in Section 6(h), the Annual Incentive Calculation shows that the Company has paid more than required under this Section 6(e) (the “Excess Incentive Compensation”), the Advisor shall within five (5) Business Days after delivery of the Annual Incentive Calculation to the Company, repay the Company all Excess Incentive Compensation by forfeiting Restricted Shares having a value equal to 50% of the Excess Incentive Compensation (the “Forfeited Shares”) and by repaying the remaining 50% of Excess Incentive Compensation in cash. In addition, the Advisor shall repay the Company all dividends or other distributions paid or declared but not paid on the Forfeited Shares before the date of forfeiture. For these purposes the Restricted Shares that are subject to forfeiture shall have the same value as the value accorded the Restricted Shares at the time of issuance. If, subject to dispute as set forth in Section 6(h), the Annual Incentive Calculation shows that the Company has not paid the full amount required under this Section 6(e) (an “Incentive Compensation Deficiency”) the Company shall pay the Advisor the Incentive Compensation Deficiency, if any, within fifteen (15) days of receipt of the Annual Incentive Calculation.

Notwithstanding the foregoing, the Outside Reconciliation Date for (a) the 2019-20 Incentive Compensation Period shall be May 31, 2020; and (b) the COVID-19 Response Compensation Period shall be March 31, 2021.”

9.	Addition of new Section 6(e)(viii). A new Section 6(e)(viii) of the Advisory Agreement is hereby added following Section 6(e)(vii) of the Advisory Agreement as follows:

“Notwithstanding anything contained herein to the contrary, any Incentive Compensation payable for the COVID-19 Response Incentive Compensation Period shall be payable in cash (not 50% Restricted Shares and 50% cash).”

10.
Effect of the Advisory Agreement. Except as modified by this Amendment, all of the terms of the Advisory Agreement are hereby ratified and confirmed and shall remain in full force and effect. This Amendment shall be construed as one with the Advisory Agreement, and the Advisory Agreement shall, where context requires, be read and construed so as to incorporate this Amendment.

11.
General Provisions. Except as modified herein, the terms and provisions of Section 18 of the Advisory Agreement are hereby incorporated by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed and delivered this Third Amendment to Fourth Amended and Restated Advisory Agreement as of the date first set forth above.

GLOBAL NET LEASE, INC.

By:_/s/ James L. Nelson_________________
                         Name: James L. Nelson
                         Title: CEO

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.
By: Global Net Lease, Inc., its General Partner

By:_/s/ James L. Nelson_________________
                         Name: James L. Nelson
                         Title: CEO

GLOBAL NET LEASE ADVISORS, LLC

By:_/s/ Michael R. Anderson_____________
                         Name: Michael R. Anderson
                         Title: Authorized Signatory

[Signature Page to the Third Amendment to the
Fourth Amended and Restated Advisory Agreement]